Exhibit 10.1
TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
SEACOR HOLDINGS INC.
AND
SEACOR MARINE HOLDINGS INC.
DATED AS OF , 2017

TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of this day of , 2017, by and between SEACOR HOLDINGS INC., a Delaware corporation (“CKH”), and SEACOR MARINE HOLDINGS INC., a Delaware corporation (“Marine”).
W I T N E S S E T H
WHEREAS, Marine is a wholly-owned subsidiary of CKH;
WHEREAS, the Board of Directors of CKH has determined that it is in the best interests of CKH and its stockholders to separate the business of Marine from CKH’s other businesses (the “Spin-off”); and
WHEREAS, Marine desires that CKH and/or certain of its Subsidiaries and affiliates provide certain services in order to assist Marine, and CKH is willing to do so, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Agreement” shall mean this Agreement, including Schedule A attached hereto, as the same may be amended by the parties from time to time.
“Person” shall include an individual, a partnership, a corporation, a limited liability company, a division or business unit of a corporation, a trust, an unincorporated organization, a federal, state, local or foreign government or any department or agency thereof and any other entity.
“SEACOR” shall mean CKH and any of its Subsidiaries or affiliates that perform the Services.
“Service” or “Services” shall mean those services described on Schedule A, as the same may be amended from time to time.
“Subsidiary” shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner or owns directly or indirectly more than a 50% interest, and (iii) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or owns directly or indirectly more than a 50% interest.
SECTION 2
PROVISION OF SERVICES
2.1    Provision of Services.
(a)SEACOR shall provide to Marine (i) the Services listed and described on Schedule A and (ii) such other Services as may from time to time be agreed between the parties in writing and added to Schedule A. The Services under clause (i) shall be provided for an aggregate monthly fee in the amount of $555,000.00, or as the parties may otherwise agree in writing. In every case, all of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein.
(b)Unless otherwise agreed by the parties, the Services shall be performed by SEACOR for Marine in a manner that is substantially the same as the manner and level of support in which such Services were generally performed by SEACOR for Marine during the 12 months prior to the date of this Agreement, and Marine shall use such Services for substantially the same purposes and in substantially the same manner as Marine had used such Services during the 12 months prior to the date hereof unless otherwise mutually agreed.
(c)It is understood that SEACOR shall not be required to use its own funds or to otherwise pay for any goods or services purchased or required by Marine from third parties or for any other payment obligation of Marine.

2.2    Use of Services. SEACOR shall be required to provide the Services only to Marine in connection with the conduct by Marine of its business. Marine shall not resell any of the Services to any Person whatsoever or permit the use of the Services to any Person other than in connection with the conduct of Marine’s business in the ordinary course.
2.3    Personnel. SEACOR shall furnish all personnel reasonably necessary to provide the Services.
2.4    Facilities. The Services shall be performed by SEACOR at its offices using its furniture, fixtures, and equipment, including computer hardware (the “Facilities”). Any Facilities purchased or leased by SEACOR during the term of this Agreement that are used in providing the Services shall be purchased or leased by SEACOR. All Facilities owned by SEACOR shall remain the property of SEACOR, and Marine shall not have any right, title, or interest in or to any of the Facilities.
2.5    Books and Records. SEACOR shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services, in such detail and for such time periods as shall be in accordance with SEACOR’s then standard record keeping procedures, as in effect from time to time.
2.6    Representations and Warranties. Each party hereto represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (c) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action.
2.7    Service Coordinators. Marine and SEACOR will each nominate in writing a service coordinator (each, a “Service Coordinator”). The initial Service Coordinators shall be for Marine and for SEACOR. Unless Marine and SEACOR otherwise agree in writing, the parties agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators. Each of the parties shall be entitled to rely upon any directions, instructions, consents, approvals, authorizations or other communications provided by a Service Coordinator of the other party that is consistent with the provisions of this Agreement as being authorized by the other party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act, and any action taken by the Service Coordinator pursuant to this Agreement shall be deemed to have been taken on behalf of Marine or SEACOR, as applicable.
SECTION 3
PAYMENT; WARRANTY; TAXES
3.1    Fees and Payment. Marine shall pay SEACOR the amounts payable for the Services as provided in Section 2.1. In addition, Marine shall pay for (a) all transition-related costs and expenses incurred by Marine, including without limitation any costs and expenses related to the procurement of an information technology infrastructure, (b) fifty percent (50%) of the severance and restructuring costs actually incurred by SEACOR up to, but not in excess of, $6.0 million (such that Marine shall not be obligated to pay more than $3.0 million pursuant to this clause (b)) and (c) all reasonable costs and expenses incurred by SEACOR to transfer software licenses to Marine, including, without limitation, (i) transfer fees charged by third-party software licensors and (ii) unamortized SEACOR costs and expenses to procure and deploy the software being transferred to Marine (the costs and expenses in clauses (b) and (c) above being referred to collectively as “Other Costs”).
3.2    Payment. Statements will be rendered each month by SEACOR to Marine for the Services delivered during the preceding month and statements will be rendered from time to time by SEACOR to Marine for Other Costs that have been incurred by SEACOR. Each such statement shall set forth in reasonable detail a description of such Services or Other Costs, as applicable, and the amounts charged therefor and shall be payable thirty (30) days after the date thereof. Statements not paid within such thirty (30) day period, unless such invoice is being challenged, shall be subject to late charges for each month or portion thereof that the statement is overdue, calculated as the lesser of (i) the then current prime rate, plus one percentage point, and (ii) the maximum rate allowed by applicable law.
3.3    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SEACOR DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW OR REGULATION, DOMESTIC OR FOREIGN.
3.4    Taxes. In addition to the fees required to be paid by Marine to SEACOR for the Services provided hereunder, Marine shall remit to the appropriate tax authorities (the “Tax Authorities”) any taxes required to be withheld by law from any fees payable to SEACOR hereunder. Marine shall submit to SEACOR evidence of payment of any such withholding tax to the Tax Authorities.

SECTION 4
TERM; TERMINATION
4.1    Term. This Agreement shall commence on the date hereof and shall continue until the earliest of the date on which (a) the provision of all of the Services has been terminated pursuant to Section 4.2, (b) an event of default occurs as set forth in Section 4.3 and (c) the second anniversary of the date of the Spin-off.
4.2    Termination of Services. Marine shall have the right, at any time, to shut down or to terminate any or all of the Services upon sixty (60) days’ prior written notice to SEACOR. With respect to each Service, following any termination thereof, Marine shall be required to pay SEACOR the aggregate amount of all out-of-pocket costs and expenses reasonably and actually incurred by SEACOR arising out of or in connection with such termination, which shall include (without limitation) any severance costs, as reasonably determined by SEACOR, as a result of such termination, which out-of-pocket costs shall be set forth in reasonable detail in a written statement provided by SEACOR to Marine.
4.3    Event of Default. A party shall be in default hereunder if (i) such party commits a material breach of any term of this Agreement and such breach continues uncured for thirty (30) days following receipt of written notice thereof from the other party describing such breach in reasonable detail, (ii) such party makes a general assignment for the benefit of its creditors, (iii) there is a filing seeking an order for relief in respect of such party in an involuntary case under any applicable bankruptcy, insolvency or other similar law and such case remains undismissed for thirty (30) days or more, (iv) a trustee or receiver is appointed for such party or its assets or any substantial part thereof, or (v) such party files a voluntary petition under any bankruptcy, insolvency or similar law of the relief of debtors.
4.4    Remedies.
(a)If there is any default by Marine under Section 4.3, SEACOR may exercise any or all of the following remedies: (a) declare immediately due and payable all sums for which Marine is liable under this Agreement; (b) suspend this Agreement and decline to continue to perform any of its obligations hereunder; and/or (c) terminate this Agreement.
(b)If there is any default by SEACOR hereunder, Marine may terminate this Agreement and recover any fees paid in advance for any Services not performed.
(c)In addition to the remedies set forth in clauses (a) and (b) above, a non-defaulting party shall have all other remedies available at law or equity, subject to Section 6.
4.5    Books and Records. Upon the termination of a Service or Services with respect to which SEACOR holds books, records or files, including, but not limited to, current and archived copies of computer files, owned by Marine and used by SEACOR in connection with the provision of a Service to Marine, SEACOR will return all such books, records or files as soon as reasonably practicable. Marine shall bear SEACOR’s costs and expenses associated with the return of such documents. At its expense, SEACOR may make a copy of such books, records or files for its legal files. In the event SEACOR needs access to such books, records or files for legal or tax reasons, Marine shall cooperate with SEACOR to make such books, records or files available to SEACOR at SEACOR’s expense.
4.6    Effect of Termination. Sections 4.4, 4.5, 4.6, 4.7, 4.8, 5.1, 6 and 7.9 shall survive any termination of this Agreement.
4.7    Marine’s Obligations Post Termination. The termination of this Agreement shall not terminate Marine’s obligation to provide to SEACOR all information required by SEACOR if and when necessary in order to present SEACOR’s financial and accounting information in accordance with generally accepted accounting principles.
4.8    SEACOR’s Obligation Post Termination. SEACOR agrees to (i) furnish to Marine such further information, (ii) execute and deliver to Marine such other documents, and (iii) do such other acts and things, all as Marine may reasonably request in order to permit Marine to file all tax returns required by law to be filed by Marine in connection with this Agreement.
4.9    Outsourcing. In the event SEACOR outsources its functions or any resources used by SEACOR to provide the Services under this Agreement, SEACOR will have the option, but not the obligation, to transition Marine along with SEACOR to the new outsourced solution. If SEACOR opts not to transition Marine to the new SEACOR outsourced solution, SEACOR may opt to stop providing Marine such outsourced services upon ninety (90) days’ prior notice.
SECTION 5
CERTAIN OTHER COVENANTS
5.1    Confidentiality. Each of the parties agrees that any confidential information of the other party received in the course of performance under this Agreement shall be kept strictly confidential by the parties, and shall not be disclosed to any Person without the prior written consent of the other party, except as required by law or court order. Upon the termination of this

Agreement, each party shall return to the other party all of such other party’s confidential information to the extent that such information has not been previously returned pursuant to Section 4.5 of this Agreement.
5.2    Access. Marine shall make available on a timely basis to SEACOR all information reasonably requested by SEACOR to enable it to provide the Services. Marine shall give SEACOR reasonable access, during regular business hours and at such other times as are reasonably required, to its premises for the purposes of providing the Services.
5.3    Title to Data. Marine acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and any licenses therefor that are owned by SEACOR, by reason of SEACOR’s provision of the Services under this Agreement. SEACOR agrees that all records, data, files, input materials and other information computed by SEACOR for the benefit of Marine and that relate to the provision of the Services are the joint property of SEACOR and Marine.
5.4    Compliance with Laws. Each of Marine and SEACOR shall comply in all material respects with any and all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government, or instrumentality or agency thereof, in respect of the conduct of its obligations under this Agreement.
5.5    Governance Committee. Each of SEACOR and Marine shall appoint at least two members of its management staff (inclusive of Service Coordinators) who will serve on a governance committee (the “Governance Committee”). The Governance Committee shall be responsible for (a) generally understanding the nature and extent of each party’s obligations under this Agreement and (b) providing input and guidance on any major issues that may occur from time to time relating to the Services. Either party may change either or both of its other two representatives from time to time upon written notice to the other party. In addition, the parties may mutually agree to increase or decrease the size, purpose or composition of the Governance Committee in an effort for SEACOR to better provide, and for Marine to better utilize, the Services.
5.6    Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any law (each, a “Dispute”), the parties shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of the parties within thirty (30) days after the initial written notice of the Dispute (or such longer period as the parties may agree), then either party may seek any remedies that are available under law, subject to Section 6 of this Agreement; provided, that such dispute resolution process shall not modify or add to the remedies available to the parties under this Agreement.
SECTION 6
LIABILITIES
6.1    Other Damages. Except as provided in Section 6.2, neither party shall be liable to the other party, whether in contract, tort (including negligence and strict liability), or otherwise, for any special or incidental damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including but not limited to loss of profits.
6.2    Indemnification.
(a)    Marine shall indemnify, defend and hold harmless SEACOR and its officers, directors, employees or agents from and against any and all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (“Losses and Expenses”), arising from a third-party claim stemming from (a) Marine’s failure to fulfill its confidentiality obligations under Section 5.1 of this Agreement or (b) the infringement by Marine of the intellectual property rights of any third party; provided, however, that SEACOR shall not be indemnified by Marine for any Losses and Expenses that have resulted from SEACOR’s willful misconduct, bad faith or gross negligence.
(b)    SEACOR shall indemnify, defend and hold harmless Marine and its officers, directors, employees or agents from and against any and all Losses and Expenses arising from a third-party claim stemming from (i) SEACOR’s failure to fulfill its obligations under this Agreement or (ii) the infringement by SEACOR of the intellectual property rights of any third party; provided, however, that Marine shall not be indemnified by SEACOR for any Losses and Expenses that have resulted from Marine’s willful misconduct, bad faith or gross negligence.
SECTION 7
MISCELLANEOUS
7.1    Notice. All communications to either party hereunder shall be in writing and shall be delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i)	If to SEACOR, to:
SEACOR Holdings Inc.
2200 Eller Drive
Fort Lauderdale, FL 33316
Attention: Chief Legal Officer

(ii)	If to Marine, to:
SEACOR Marine Holdings Inc.
7910 Main Street, 2nd Floor
Houma, LA 70360
Attention: Corporate Secretary
7.2    Force Majeure. A party shall not be deemed to have breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are made impossible or impracticable due to any act of God, fire, natural disaster, act of terror, act of government, shortage of materials or supplies after the date hereof, labor disputes or any other cause beyond the reasonable control of such party (a “Force Majeure”). The party whose performance is delayed or prevented shall promptly notify the other party of the Force Majeure cause of such prevention or delay.
7.3    Independent Contractors. The parties shall operate as, and have the status of, independent contractors and neither party shall act as or be a partner, co-venturer or employee of the other party. Unless specifically authorized to do so in writing, neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.
7.4    Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.
7.5    Assignment. No party may assign its rights or delegate its obligations under this Agreement to any Person without the prior written consent of the other party; provided, however, that Marine shall be entitled to assign this Agreement to any Subsidiary of Marine without obtaining the consent of SEACOR. Any attempted or purported assignment or delegation without such required consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
7.6    Sections and Headings. The sections and headings contained in this Agreement are for convenience only, are not intended to define, limit, expand or describe the scope or intent of any clause or provision of this Agreement and shall not affect the meaning or interpretation of this Agreement.
7.7    Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

7.8    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.
7.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed in the state of New York.
7.10    No Third-Party Beneficiaries. Except as provided in Section 6.2 with respect to indemnification, nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or because of this Agreement except that Services to be provided by SEACOR hereunder shall also be provided, as directed by Marine, to any wholly-owned subsidiary of Marine, which shall be entitled to the benefit thereof.
7.11    Errors and Omissions. Inadvertent delays, errors or omissions that occur in connection with the performance of this Agreement or the transactions contemplated hereby shall not constitute a breach of this Agreement; provided that any such delay, error or omission is corrected as promptly as commercially practicable after discovery.
7.12    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provisions, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
SEACOR HOLDINGS INC.
By: ______________________________________
Name:
Title:
SEACOR MARINE HOLDINGS INC.
By: ______________________________________
Name:
Title

SCHEDULE A

SEACOR Holdings Inc.
Corporate Services Post Spin to SEACOR Marine Holdings Inc.
Annualized Charge
SEC Financial Reporting	$200,000
Audit Assistance	200,000
Reviewing & Drafting of Public Filings	200,000
Consolidation/General Ledger Maintenance	200,000
Corporate Accounting Services	200,000
Equity and option award plans administration	150,000
Benefits & Human Resources Coordination	150,000
Tax accounting services (excluding outside tax advisor's)	150,000
Cash Management & Banking Relationships	150,000
Corporate Finance	150,000
Other Treasury	150,000
Litigation Services	250,000
Marine Documentation Services	100,000
Other Legal	200,000
Corporate Marketing Services	150,000
Research and Data Analysis	250,000
Risk Management Services	200,000
Accounts Payable Services	240,000
Cash Management Services	30,000
Human Resource Services	35,000
Benefits Services	80,000
Information Technology Services - Financial	1,225,000
Information Technology Services - Network	2,000,000
$6,660,000